Exhibit 99.1

Marlborough Software Development Holdings Inc. Acquired in Management-Led Buyout

MARLBOROUGH, Mass. —(Business Wire)—December 9, 2013—Marlborough Software Development Holdings Inc. (the “Company”) (OTC: MBGH) today announced that on December 6, 2013 its shareholders approved the merger agreement between the Company and Pageflex Acquisitions Inc. (“Pageflex Acquisitions”), a special purpose company formed for the purposes of effecting the merger. As a result of the merger, shareholders of the Company will receive $0.091 in cash for each share of Common Stock of the Company.

The merger is now effective and the Company’s common stock will cease to be quoted or traded under the MBGH ticker symbol. Pursuant to the merger, Pageflex Acquisitions merged with and into the Company, the separate corporate existence of Pageflex Acquisitions ceased and the Company became the surviving corporation in the merger. As a result of the merger and in accordance with the merger agreement, the Company, as the surviving corporation, changed its name to “Pageflex Inc.” (in its capacity as the surviving corporation, “Pageflex”). Pageflex became a private company, owned by the shareholders of the former Pageflex Acquisitions, including ROI, a Pageflex UK reseller.

Commenting on the completion of the merger, Pinhas Romik, Pageflex President & CEO stated “the main goal of Pageflex is to continue to ensure satisfaction of its customers while seeking to manage a growing and profitable business.” Mr. Roni Einav, Chairman of the Board of Pageflex, added “Pageflex’s broad customer base, its technology, and its dedicated staff are great assets that have attracted new investors and will be strong assets going for us as we move forward with our plans to succeed together in the rapidly growing Marketing Automation field.”

The Company has engaged Computershare Trust Company to act as Exchange Agent for the transaction and shareholders of record of the Company will receive instructions on exchanging their shares for the merger consideration.

About Pageflex (formerly Marlborough Software Development Holdings Inc.)

Pageflex’s branded products enable companies around the globe to communicate their marketing messages more easily and effectively. The award-winning Pageflex product line sets a standard for excellence and innovation in targeted marketing and brand management. Pageflex offers the ability to personalize any form of communication in print, e-mail, or on the Web. Pageflex has been a pioneer in the development of variable data and web-to-print storefronts, and has expanded to offer software for multi-channel campaign management, dynamic publishing, and back-end production automation. Pageflex’s solutions use the patented Pageflex variable publishing engine and Adobe® InDesign®. For more information, visit www.pageflex.com.